Exihbit 99

Marine Products Corporation Reports 2007 First Quarter Financial Results

ATLANTA, April 25, 2007 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended March 31, 2007. Marine Products Corporation is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including SSi Sportboats, Sunesta Deckboats, SSX Sportdecks, Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended March 31, 2007, Marine Products generated net sales of $64,976,000, a 7.1 percent decrease compared to $69,957,000 in the first quarter of last year. The change in net sales was caused by a 7.1 percent decrease in the number of boats sold and a 1.8 percent decrease in the average gross selling price per boat. Gross profit for the quarter was $13,964,000, or 21.5 percent of net sales, compared to $16,818,000, or 24.0 percent of net sales, in the prior year. The decrease in gross profit as a percentage of net sales was primarily the result of cost inefficiencies due to lower production volumes, as well as higher raw materials costs compared to the prior year.

Operating income for the quarter was $5,521,000, a 32.5 percent decrease compared to the first quarter last year, due to lower gross profit, partially offset by slightly lower selling, general and administrative expenses. Operating income was 8.5 percent of net sales for the quarter, compared to 11.7 percent in the prior year. Selling, general and administrative expenses decreased because many of these costs vary directly with sales and profitability.

Net income for the quarter ended March 31, 2007 was $3,917,000, a 32.2 percent decrease compared to $5,776,000 in the prior year. Net income decreased due to lower operating income and a higher effective income tax rate compared to the prior year. Diluted earnings per share for the quarter were $0.10, a decrease of $0.05, or 33.3 percent, compared to the prior year.

Richard A. Hubbell, Marine Products’ Chief Executive Officer, stated, “Our results for the first quarter of 2007 reflect continued weakness in the recreational boating market. Although attendance and sales during the winter boat show season were relatively comparable to last year, we are continuing to see weak demand as the retail selling season begins. We believe that the weak housing market, especially in vacation homes, has deepened the downturn in our business, and that rising fuel prices are also discouraging consumers from buying boats at this time.

1st Quarter 2007 Press Release

Hubbell continued, “In this environment, we are pleased to report higher unit sales of our larger SSi Sportboats and SSX Sportdecks. The larger Sportboats are the models for which we have won several awards, and the Sportdeck is our new offering for the 2007 model year, so their success is important. Although average sales prices among this model improved slightly compared to the prior year, the overall average selling prices of these boats are lower than our larger cruisers and the Robalo sport fishing boats, so our overall average sales prices fell during the quarter compared to the prior year. As we have reported since the fourth quarter of 2005, we continue to monitor dealer inventories and backlog. Our dealer inventories are comparable to this time last year, and we continue to be well positioned to increase production if there is an increase in demand. Over the next several months, we will be preparing for the 2008 model year through the development of exciting new models, as well as watching for indicators of future demand as the retail selling season continues.”

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats and Robalo sport fishing boats, and seeks to continue to diversify its product line through product innovation and strategic acquisition. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to strategically increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our belief that certain factors indicate a healthy selling environment for our products, our ability to continue to diversify our product line though product innovation and strategic acquisition, our ability to capitalize on opportunities to increase market share, generate superior financial performance and build shareholder value, dealer and retail buyer reaction to our new models, and our ability to adjust production to maintain dealer inventories and backlog at appropriate levels. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence impacting discretionary spending, business interruptions due to adverse weather conditions, increased interest rates, unanticipated changes in consumer demand and preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, our ability to insulate our financial results against increasing commodity prices, our ability to identify, complete or successfully integrate acquisitions, the impact of rising gasoline prices and a weak housing market on consumer demand for our products, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and

1st Quarter 2007 Press Release

expectations is contained in Marine Products’ Form 10-K for the year ending December 31, 2006 filed with the Securities and Exchange Commission.

For information about Marine Products Corporation, please contact:

BEN M. PALMER Chief Financial Officer 404.321.7910 irdept@marineproductscorp.com	JIM LANDERS Corporate Finance 404.321.2162 jlanders@marineproductscorp.com

1st Quarter 2007 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (In thousands except per share data)

Periods ended March 31, (Unaudited)	First Quarter

	2007	2006	BETTER (WORSE)

Net Sales	$ 64,976	$ 69,957	(7	.1)%
Cost of Goods Sold	51,012	53,139	4.0

Gross Profit	13,964	16,818	(17.0)
Selling, General and Administrative Expenses	8,443	8,638	2.3

Operating Income	5,521	8,180	(32.5)
Interest Income	726	446	62.8

Income Before Income Taxes	6,247	8,626	(27.6)
Income Tax Provision	2,330	2,850	18.2

NET INCOME	$ 3,917	$ 5,776	(32	.2)%

EARNINGS PER SHARE
Basic	$ 0.10	$ 0.15	(33	.3)%

Diluted	$ 0.10	$ 0.15	(33	.3)%

AVERAGE SHARES OUTSTANDING
Basic	37,500	37,309

Diluted	38,819	39,091

1st Quarter 2007 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

At March 31, (Unaudited)	(in thousands)

	2007	2006

ASSETS
Cash and cash equivalents	$ 56,235	$ 44,350
Marketable securities	864	1,681
Accounts receivable, net	4,141	5,836
Inventories	31,366	28,596
Income taxes receivable	1,679	989
Deferred income taxes	3,271	3,079
Prepaid expenses and other current assets	925	1,461

Total current assets	98,481	85,992

Property, plant and equipment, net	16,635	17,154
Goodwill	3,308	3,308
Marketable securities	3,232	5,573
Deferred income taxes	1,361	1,263
Other assets	5,997	5,042

Total assets	$ 129,014	$ 118,332

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$ 6,887	$ 8,366
Accrued expenses and other liabilities	15,022	12,370

Total current liabilities	21,909	20,736
Pension liabilities	4,941	4,506
Other long-term liabilities	728	1,121

Total liabilities	27,578	26,363

Common stock	3,801	3,804
Capital in excess of par value	11,847	13,163
Retained earnings	86,496	76,102
Accumulated other comprehensive loss	(708)	(1,100)

Total stockholders’ equity	101,436	91,969

Total liabilities and stockholders’ equity	$ 129,014	$ 118,332

1st Quarter 2007 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED MARCH 31, (Unaudited)	(in thousands)

	2007	2006

Operating Activities:
Net income	$ 3,917	$ 5,776
Depreciation, amortization and other non-cash charges	897	909
Other net changes in operating activities	1,462	2,411

Net cash provided by operating activities	6,276	9,096

Investing Activities:
Capital expenditures	(518)	(430)
Other investing activities	286	(45)

Net cash used for investing activities	(232)	(475)

Financing Activities:
Payment of dividends	(2,296)	(1,864)
Cash paid for common stock purchased and retired	(2,392)	(275)
Other financing activities	423	266

Net cash used for financing activities	(4,265)	(1,873)

Net increase in cash and cash equivalents	1,779	6,748
Cash and cash equivalents at beginning of period	54,456	37,602

Cash and cash equivalents at end of period	$ 56,235	$ 44,350